Exhibit 10.11

AQUADUCT MANUFACTURING AGREEMENT

This Aquaduct Manufacturing Agreement (the "Agreement") entered into this 10th day of March, 2005;

BETWEEN

S2C Global Systems, Inc, a British Columbia

corporation, with its principal place of business

at 1650-1188 West Georgia, Vancouver, BC V6E 4A2

OF THE FIRST PART

(hereinafter "S2C"),

AND

Trentfab, Inc, an Ontario corporation having its

principal place of business at 10 Douglas Drive,

Trenton, Ontario K8V 5W6

OF THE SECOND PART

(hereinafter “Trentfab”)

and effective as of the Closing Date, defined below.

PURPOSE

The parties desire that S2C Global Systems, Inc engage Trentfab to assemble, test and package S2C Global Products (the “Product” or “Products”), as defined below, on a turnkey basis at Trentfab’s fabricating facility in Trenton, Ontario (the “Plant”) on the terms and conditions of this Agreement.

This Agreement defines the general terms and conditions governing all transactions between them for the Products, manufactured at the Plant.  Individual "Product Plans" attached as Addenda to this Agreement, and incorporated herein by reference; define the specific terms and conditions for the Product.  The initial Product Plans are attached to Exhibit A. Additional Products and Product Plans may be added to this Agreement by addenda to Exhibit A signed by both parties.  Such addenda will be numbered sequentially, A-2, A-3 and so on.

In consideration of the above and the mutual promises contained herein, S2C Global Systems, Inc and Trentfab agree as follows:

      AGREEMENT

1.

DEFINITIONS

Whenever capitalized in this Agreement:

"Americas" means all countries in North, South, and Central America and the Caribbean.

"S2C Global Systems, Inc Authorized Vendor" means:  (i) S2C; (ii) third parties selected, approved and qualified by S2C Global Systems, Inc in writing; and (iii) with S2C's prior written approval, third parties selected by Trentfab.

"Applicable Labor Hours" has the meaning set forth in Exhibit B, Schedule 1.

"S2C Global Systems, Inc Proprietary Components" means materials and components that are proprietary to S2C Global Systems, Inc or contain S2C Global Systems, Inc proprietary technology, including all copyrights, patent rights, trademarks, trade secrets and other intellectual property rights embodied therein.

"Closing" and "Closing Date" have the meanings set forth in Section 2.1, below.

"Confidential Information" means:

(a) for S2C, all S2C Global Systems, Inc custom and proprietary components supplied to Trentfab by S2C Global Systems, Inc or an S2C Global Systems, Inc Authorized Vendor, the Specifications, the Quality Requirements, the Products, any test software, equipment or fixtures developed by or for S2C, and any trade secrets related to any of the foregoing;

(b) for Trentfab, the Service Documentation, any test software, equipment or fixtures developed by or for Trentfab, and any trade secrets related to any of the foregoing;

(c) any information, including but not limited to any information relating to S2C’s product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how, that is designated by the disclosing party as confidential in writing or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days; and (d) the terms, conditions and existence of this Agreement; provided, however that "Confidential Information" will not include information that:

(i)

is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party;

(ii)

is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction;

(iii)

is independently developed by the receiving party;

(iv)

is lawfully obtained from a third party who has the right to make such disclosure; or

(v)

is released for publication by the disclosing party in writing.

"Delivery" or "Deliver" means delivery of or to deliver the quantity of  Product ordered by S2C Global Systems, Inc in a particular Purchase Order to the Delivery Point.

"Delivery Point" means FOB for all Products Trentfab’s

dock, unless otherwise agreed in the Product Plan for a particular Product.  If FOB destination, S2C Global Systems, Inc will pay for freight and insurance in transit to such destination.

"Direct Labor Cost" means Standard Labor Hours for a Product multiplied by the Labor Rate for such Product.

"Epidemic Failure" means Product failures at or above mutually agreed upon rates set forth in the Product Plan for such Product resulting  from defects in material, workmanship, manufacturing process and/or design deficiencies attributable to Trentfab (or its subcontractors), including but not limited to use of components with inherent or latent defects, or consistent maladjustments during manufacture.  There are two types of Epidemic Failures:

(a) product failure(s) attributable to a single root cause; or

(b) a product failure attributable to multiple root causes.

"Plant" means the manufacturing facility located 10 Douglas Drive, Trenton, Ontario K8V 5W6.

"IP License" means the Intellectual Property License Agreement between the parties granting Trentfab a non-exclusive license to use certain manufacturing technology and information systems at the Plant.

"Labor Rate" for a Product means the rate Trentfab may charge S2C Global Systems, Inc for each Standard Labor Hour required to manufacture such Product determined as set forth in Exhibit B, Schedule 1.

"Lead Time" means the amount of time in advance of Delivery S2C Global Systems, Inc must issue a Purchase Order, as specified in the Product Plan for a particular Product.

"Long Lead-Time Components” means components and/or materials that Trentfab must order from a supplier at least ninety (90) days before the requested delivery date.

"Other Cost Adders" for a Product means the percentage markup, determined as set forth in Exhibit B, Schedule 2, that TRENTFAB may add to the Procured Material Cost for such Product to cover Trentfab's overhead costs including, without limitation, freight, scrap, duty, attrition, rework and cost of money.

"Preferred Carrier(s)" means the carrier(s) specified by S2C Global Systems, Inc from time to time.

"Pre-Production Deliverables" means the pre-production deliverables specified in the Product Plans.

"Price Schedule" means the schedule used to determine the unit price of a Product as set forth in the Product Plan for such Product.

"Procured Materials" means the materials purchased by Trentfab to manufacture the Products for S2C Global Systems, Inc under this Agreement.

"Procured Materials Cost" means the amount Trentfab may charge S2C Global Systems, Inc for Procured Materials in a Product determined in accordance with Section 9.4 (Procured Material Cost).

"Product" means an Aquaduct Vending Unit (AVU) or final assembled and tested product (FATP) to be assembled and tested by Trentfab under this Agreement.

"Product Plan" means the Specifications, Quality Requirements, Price Schedule, Epidemic Failure Rate and other unique terms related to a particular Product as set forth in an attachment or addendum to Exhibit A.

"Product Warranty" means the warranty on workmanship and materials that S2C Global Systems, Inc may purchase for any or all Products pursuant to Section 14.3.

"Profit” for each Product means the percentage of Direct Labor Cost and Procured Material Cost, determined in accordance with Exhibit B, Schedule 2, that Trentfab may charge S2C Global Systems, Inc as profit.

"Purchase Orders" means written or electronically transmitted purchase orders for the Products issued by S2C Global Systems, Inc to Trentfab.

"Quality Requirements" means:

(i)

the quality requirements for each Product as specified in the Product Plan for such Product; and

"Service Documentation" means and may include some or all of the following as specified in the Product Plan, in English and in reproducible format, for the Products, including assemblies and wiring harnesses as applicable:

(a)

Product Specification;

(b)

Schematic, block, and component layout diagrams, and drawings with reference designators where appropriate;

(c)

Complete bill of materials, with reference designators to the schematics and vendor part numbers, of all levels within the Product, including two samples of each part submitted;

(d)

Test and inspection procedures and assembly and disassembly instructions, trouble-shooting procedures, alignment and calibration procedures and safety procedures; and

(e)

Specifications (data sheets) for commercially available components with sources of supply, cross-referenced to the schematics and vendor part number.

"Service Software" means software necessary for the testing and inspection of the Product and/or Service Units.

"Service Units" means serviceable modules and/or field replaceable service units of each respective Product, as separately identified in the Product Plan for such Product.  Service Units are a subset of the Spare Parts for a particular Product.

"Spare Parts" means spare parts associated with each respective Product, as separately identified in the Product Plan for such Product.

"Specifications" means the specifications for a Product and associated Pre-Production Deliverables as set forth in the Product Plan for such Product.  Specifications may be amended from time to time by documented engineering change orders in accordance with Section 7, below.

"Standard S2C Global Systems, Inc Hours" has the meaning set forth in Exhibit B, Schedule 1.

"Standard Cost" of a component means the actual price paid by such party for such component as adjusted by such party from time to time to reflect changing prices.

"Standard Labor Hours" for a Product means the number of standard Trentfab labor hours required to assemble and test such Product, determined  using the methodology set forth in Exhibit B.   Standard Labor Hours for a third party means the number of standard Trentfab labor hours expended for such third party.

"Standard Third Party Hours" has the meaning set forth in Exhibit B, Schedule 1.

"Term" means the term of this Agreement, including the Initial Term and any Renewal Terms, as defined in Section 2 of this Agreement.

"Tooling" means the manufacturing tooling and inspection equipment used in manufacture and assembly of a particular Product, Service Units and/or Spare Parts as specified in the relevant Addendum.

"Unique Components" means components purchased by Trentfab on behalf of S2C Global Systems, Inc that are non-cancelable, non-returnable and unusable in manufacturing products for Trentfab's other customers.

2.

TERM OF AGREEMENT

2.1

Closing Date.  The rights and obligations of the parties under this Agreement are conditioned upon and subject to close of the Settlement Agreement between S2C Global Systems, Inc and Trentfab (the "Closing").  The Closing will occur on March 14th, 2005 or such other date as the parties agrees (the "Closing Date").

2.2

Term.  This Agreement will commence on the Closing Date and remain in effect until September 1, 2005 (the "Initial Term"), unless earlier terminated pursuant to Section 18 (Termination) or renewed pursuant to Section 2.3 (Renewal Terms), below.

3.

PRODUCT PLANS

3.1

Generally.  S2C Global Systems, Inc and Trentfab will establish a Product Plan, in the format and containing the information set forth in Exhibit A, for each Product to be manufactured under this Agreement.  On or before March 20th, 2005, S2C Global Systems, Inc will provide and the parties will execute Product Plans for the initial Products that Trentfab will manufacture and attach such Product Plans as addenda A1 to Exhibit A.  The parties may add new Products to this Agreement after the Closing Date by adding Product Plans for such Products, executed by both parties and in the format and containing the information set forth in Exhibit A, as addenda to Exhibit A.  Trentfab will have no obligation to perform the pre-production or manufacturing services under a Product Plan until S2C Global Systems, Inc has issued a Purchase Order or Letter of Authorization for such services.

3.2

Pricing for New Products.  Trentfab will provide S2C Global Systems, Inc a price quote for each new Product proposed by S2C.  Such price quotes will be consistent with the pricing formula and Standard Labor Hour methodology set forth in Exhibit B and will include the following information:

(a)

NRE and Tooling costs, if any;

(b)

Direct Labor Cost; and

(c)

Actual cost of Procured Material (i.e. the actual price quoted by the vendor for each component, including any related rebates or discounts or leveraged volumes) by line item;

(d)

Other Cost Adders;

(e)

Packaging costs;

(f)

Product Warranty cost, if any; and

(g)

Trentfab's profit.

The agreed upon price and projected annual volumes for each new Product will be set forth in the Product Plan.

3.3

Other Documents in Product Plan.  Unless otherwise agreed, S2C Global Systems, Inc will be solely responsible for the identification of Products, Service Units and Spare Parts, S2C Global Systems, Inc part numbers, Specifications, Quality Requirements, and Unique Components included in each new Product Plan.  The parties will be jointly responsible for the identification of Pre-Production Services, the Pre-Production Delivery and Payment Schedule, Lead Time, Service Related Terms, Manufacturing Technology, Equipment, Labor, Materials and Facilities, Test Equipment and Fixtures, Tooling and other Product Specific Terms and Conditions.

4.

PRE-PRODUCTION SERVICES

4.1

Scope of Work.  Trentfab's pre-production services will be specified in the Product Plan for each Product, and may include, without limitation, development of assembly and test processes; development of test programs and/or fixtures; and production of prototype and/or validation units.  Trentfab will perform such services and deliver any Pre-Production Deliverables to S2C Global Systems, Inc in accordance with the Pre-Production Delivery and Payment Schedule and Purchase Order(s).  Unless otherwise agreed in the Product Plan or in the IP License, Trentfab will provide all test and manufacturing technology, equipment, labor, materials and facilities necessary to perform the scope of work under this Agreement.

4.2

Test Engineering.  Unless otherwise agreed in the Product Plan or in the IP License, Trentfab will provide and maintain all test systems, testers, tools and fixtures required to perform the scope of work under this Agreement.  S2C Global Systems, Inc will provide Trentfab test vectors and other information S2C Global Systems, Inc deems necessary to develop test programs and fixtures for the Products, Service Units and/or Spare Parts.  Trentfab will name a test engineer, or more than one if S2C Global Systems, Inc deems necessary and as mutually agreed, who will interface with S2C's test engineering group as needed to timely develop and/or support, as specified in the relevant Product Plan, Test Programs and Test Fixtures for use in manufacturing such Product for S2C.  Upon S2C's request, Trentfab will locate such test engineer(s) at S2C's engineering facilities.  Test engineers on S2C's premises will be subject to the provisions of Section 21.3 (Personnel), below.

4.3

Progress Reports.  At S2C's request, Trentfab will provide S2C Global Systems, Inc with regular written progress reports, such reports to include the following:

(a)

status of progress toward next scheduled milestone;

(b)

short description of problems, if any, in meeting such milestone;

(c)

recovery method proposed in order to meet the next milestone, if needed;

(d)

any changes in the estimated Price of the Product;

(e)

any other information related to the pre-production services reasonably requested by S2C.

4.4

Pre-Production Review.  S2C Global Systems, Inc may conduct periodic reviews to ensure its satisfaction with Trentfab's pre-production services under each Product Plan.  Upon reasonable notice, Trentfab will allow S2C, during Trentfab's normal business hours, to visit its facility to discuss and inspect the status of pre-production.  S2C Global Systems, Inc personnel on Trentfab's premises will be subject to the provisions of Section 21.3 (Personnel), below.

4.5

Acceptance of Pre-Production Deliverables.

(a)  S2C, with such assistance from Trentfab, as specified in the Product Plan, will examine and test each Pre-Production Deliverable to determine whether it conforms to the Specifications for such Deliverable set forth in the Product Plan within ten (10) working days after delivery to S2C. S2C Global Systems, Inc will either:

(i)

accept the Pre-Production Deliverable and so inform Trentfab in writing; or

(ii)

reject the Pre-Production Deliverable and provide Trentfab with a written detailed statement of errors. Notwithstanding the Pre-Production Schedule, S2C Global Systems, Inc will not be obligated to pay for any Pre-Production Deliverable for which S2C Global Systems, Inc has submitted to Trentfab a detailed statement of errors until such time as Trentfab has corrected such errors to S2C's reasonable satisfaction.

(b)   If S2C Global Systems, Inc provides Trentfab a statement of errors:

(i)

Trentfab will, at its earliest convenience, correct all errors set forth in the statement of errors and redeliver the Pre-Production Deliverable to S2C Global Systems, Inc within ten (10) working days after receipt of the statement of errors; or

(ii)

the parties will, within ten (10) working days after Trentfab's receipt of the statement of  errors, negotiate in good faith the time permitted for such correction.  S2C Global Systems, Inc will, within ten (10) working days after any redelivery of a Pre-Production Deliverable, accept or reject the redelivery in accordance with Subsection 5.5(a) above.  This process will be repeated until S2C Global Systems, Inc either accepts the Pre-Production Deliverable or terminates this Agreement in accordance with Section 18 (Termination), below.

(c)  If S2C Global Systems, Inc fails to give a statement of errors within such ten (10) working day period; Trentfab may notify S2C Global Systems, Inc that S2C Global Systems, Inc must provide such a statement within ten (10) working days after  S2C's receipt of Trentfab's notice.  The Pre-Production Deliverables must be particularly described in any such notification.  If S2C Global Systems, Inc does not accept the Pre-Production Deliverable or provide Trentfab a statement of errors within such ten (10) day period, S2C Global Systems, Inc will be deemed to have accepted the Pre-Production Deliverable.

4.6

Notice of Qualification.  After completing its Pre-Production Review and accepting all Pre-Production Deliverables with respect to a Product, S2C Global Systems, Inc will give Trentfab a written notice of qualification, attaching to the notice any modifications to the Specifications or any additions thereto, as agreed between S2C Global Systems, Inc and Trentfab.  Such modifications and/or additions will be made part of the final Specification for such Product.  Trentfab will not implement any change to the final Specification without S2C's prior written consent.  Upon receipt of S2C's notice of qualification, Trentfab will be authorized to begin producing such Product for sale to S2C Global Systems, Inc pursuant to the terms of this Agreement.

5.

MANUFACTURING SERVICES

Trentfab will accept Purchase Orders for Products, Service Units and/or Spare Parts issued in accordance with Section 11 (Forecasts, Orders & Adjustments), purchase materials for, assemble, test and package such Products, Service Units and/or Spare Parts on a turnkey basis in accordance with S2C's Specifications and Quality Requirements, and Deliver them to S2C Global Systems, Inc in accordance with the terms of this Agreement.  Trentfab will use only its manufacturing site to perform services under this Agreement and will not subcontract assembly, testing or packaging services, or provide such services at any location other than the Plant, without S2C’s prior written approval.  Unless otherwise agreed in the Product Plan or in the IP License, Trentfab will provide all manufacturing technology, equipment, labor, materials and facilities necessary to perform the scope of work.

6.

MATERIALS MANAGEMENT

6.1

Open Vendor Purchase Orders.  On the Closing Date, S2C Global Systems, Inc will assign to Trentfab and Trentfab will assume any open purchase orders that S2C Global Systems, Inc has issued to vendors for materials and components matching the Bill of Materials for Products and quantities on S2C’s Initial Purchase Order, including purchase orders for Long Lead-Time Components.

6.2

Procurement of Materials.  To the extent necessary to fulfill S2C’s Purchase Orders, Trentfab will purchase such materials and components directly from vendors authorized by S2C Global Systems, Inc as set forth in Section 6.4, below.   The terms and conditions of Trentfab’s purchase of such materials and components will be determined by agreement between Trentfab and the S2C Global Systems, Inc Authorized Vendors.  S2C Global Systems, Inc will not be a party to these purchase transactions and Trentfab will be solely responsible for all payments for Procured Materials.  To the extent provided in S2C’s agreements with its S2C Global Systems, Inc Authorized Vendors, Trentfab will receive the benefit of any third party provisions therein which are intended to apply to it and Trentfab will comply with such provisions. S2C Global Systems, Inc agrees to provide Trentfab with advance notice in writing of such provisions.

Trentfab will purchase Procured Materials using standard purchasing practices including, but not limited to, Economic Order Quantities, ABC Order Policies and long lead time component management.

Trentfab will manage its inventory of Procured Materials in a manner:

(a)

consistent with standard industry inventory management practices, including but not be limited to the use of Economic Order Quantities, ABC buy policies, and long lead-time component management; and

(b)

that will ensure that Trentfab can fill S2C Global Systems, Inc Purchase Orders on a turnkey basis according to the agreed upon Lead Times and flexibility terms and obtain competitive prices for such materials and components.

6.3

S2C Global Systems, Inc Authorized Vendors.  Trentfab will procure materials only from S2C Global Systems, Inc Authorized Vendors.  S2C Global Systems, Inc will provide Trentfab with an Approved Vendor List/Preferred Vendor List for each phase of Product manufacture.  All suppliers of Procured Materials will be considered tier two suppliers to S2C.   Trentfab will not change vendors without S2C’s advance written approval.  S2C’s specification of vendors will not release Trentfab from any of its obligations for meeting the standards of workmanship or any other obligations it has under this Agreement.

6.4

Long Lead-Time Components.  S2C Global Systems, Inc and Trentfab will identify any Long Lead-Time Components in writing in the Product Plan or at any time during the production of a Product.  Trentfab will not purchase Long Lead-Time Components except as expressly approved by S2C Global Systems, Inc in a letter of authorization which will be as binding as a Purchase Order for such  Long Lead-Time Components.

6.5

Use of Proprietary Components.  Trentfab agrees to use Proprietary Components for the sole purpose of producing the Products, Service Units and Spare Parts for S2C Global Systems, Inc and not for any other purpose.  Trentfab agrees not to engage in, nor will it authorize others to engage in, the reverse engineering, disassembly or the decompilation of any Proprietary Components.

6.6

Reports.  Upon request, Trentfab agrees to provide S2C Global Systems, Inc written reports on Procured Materials, current inventory and scheduling in the format specified by S2C.  Trentfab will also authorize its suppliers to provide S2C Global Systems, Inc information regarding the Procured Materials.

6.7

Packaging and Printed Materials.  All packaging, product graphics, instructional materials and other S2C-specified related print matter will be created, developed and produced in accordance with S2C’s requirements as outlined in the Product Plan.

6.8

Operations Manager.  Each company will name a person to be a single point of contact to handle operational matters related to the day to day administration of this Agreement.  The current operational contacts for each party are shown in Exhibit D.

7.

DESIGN, MATERIAL AND PROCESS CHANGES

7.1

At Trentfab's Request.  Trentfab will not change any Product, including any component, material or process used in manufacturing such Product, without obtaining S2C’s prior written consent.  Trentfab's request will include any cost, schedule or other impact of such change.  If S2C Global Systems, Inc requests, Trentfab will also provide sample units of the modified Product for S2C’s evaluation.  S2C Global Systems, Inc will approve or disapprove Trentfab's request within thirty (30) days after receipt.

7.2

At S2C’s Request. Should S2C Global Systems, Inc desire modifications in the design of a Product, S2C Global Systems, Inc will submit a written Engineering Change Order ("ECO") to TRENTFAB.  Within one (1) week after Trentfab's receipt of the ECO, Trentfab will advise S2C Global Systems, Inc of any cost, schedule or other impact of such change, and will not implement any such change unless and until S2C Global Systems, Inc has approved such impact writing.

7.3

Emergency Changes.  If S2C Global Systems, Inc submits an emergency ECO clearly identified as such, Trentfab will implement such ECO as soon as possible; provided that TRENTFAB has advised S2C Global Systems, Inc of and S2C Global Systems, Inc has approved in writing any cost or other impact of such change.

7.4

Impact on Open Purchase Orders.  Unless S2C Global Systems, Inc specifies otherwise in its written approval of changes pursuant to this Section, such changes will not impact any units already scheduled for Delivery as of the date of S2C’s approval.

8.

QUALITY AND INSPECTION

8.1

Quality Requirements.  Trentfab will manufacture the Products in accordance with the Quality Requirements, including the Product-specific quality requirements set forth in the Product Plan and the Supplier Quality Requirements set forth in Exhibit C.  Trentfab will provide S2C Global Systems, Inc regular reports and analysis of its yields and defects.  Trentfab will also provide S2C, for S2C’s review and approval, its corrective action procedures, defect containment plan, recall risks, repair capabilities and costs, business risk insurance, and known liabilities.

8.2

Incoming Inspection.  S2C Global Systems, Inc may inspect Product Delivered under this Agreement for deficiencies in workmanship or material either at the Delivery Point and/or at its destination.  S2C Global Systems, Inc may return defective or non-conforming Products to Trentfab at Trentfab's cost (using Trentfab's selected carrier) within thirty (30) days after Delivery in accordance with the agreed RMA procedure set forth in the Product Plan.

8.3

Ship to Stock/Ship to Distribution.  This Agreement and the Pricing

Schedules are based on the assumption that Trentfab can produce the Products at quality levels suitable for shipment directly to S2C’s distribution system.

8.4

On-Site Inspections.  Trentfab acknowledges that it is essential for S2C Global Systems, Inc to have periodic access to Trentfab's premises for the purpose of conducting inspections and/or audits under this Agreement, including, without limitation, audits of Trentfab's compliance with the Quality Requirements and with export and environmental laws.  Upon reasonable notice, Trentfab will allow S2C, during Trentfab's normal business hours, to visit its facility to discuss and inspect its manufacturing processes, test the Products, review Trentfab's records, etc.  Such inspections/audits and any testing done by S2C Global Systems, Inc during them, will not relieve Trentfab of liability for Products later found to be defective or for Trentfab's failure to meet its obligations under this Agreement.

8.5

Agency Approvals.  Unless the parties agree otherwise in the Product Plan, S2C Global Systems, Inc will be responsible for obtaining agency and regulatory approvals; provided, however, that Trentfab will provide S2C Global Systems, Inc all information and assistance reasonably requested by S2C Global Systems, Inc for the purpose of obtaining such approvals.  If recertification is required due to changes to a Product requested by Trentfab, Trentfab may be required to obtain and bear the cost of such recertification.

9.

PRICING

9.1

The Pricing Formula.  The unit price of each Product manufactured at the Plant will be determined using the pricing formula set forth in Exhibit B.  Trentfab will provide S2C Global Systems, Inca price quote for each new Product proposed by S2C Global Systems, Incas set forth in Section 4.2, above.  The unit price agreed upon by the parties will be set forth in the Pricing Schedule for such Product; provided, however, that such prices may vary in accordance with Section 9.2, below.

9.2

Labor Rates and Other Cost Adders.  The Labor Rate and Other Cost Adder components of the pricing formula are variable depending on the actual load at the Plant in each quarter of the Term, as follows:

(a)

The Labor Rate (for the Initial Products and any new Products) will be determined as set forth in Schedule 1 to Exhibit B based on the total number of "Applicable Labor Hours" during the quarter. "Applicable Labor Hours" is defined in Schedule 1 to Exhibit B.

(b)

The Other Cost Adders (for the Initial Products and any new Products) will be determined as set forth in Schedule 2 to Exhibit B depending on the total number of "Applicable Units" manufactured by Trentfab during the quarter.  "Applicable Units" is defined in Schedule 2 to Exhibit B.

(c)

Both the Labor Rates and Other Cost Adders for a given calendar quarter will be determined prospectively based on S2C’s forecasts for upcoming quarter.  At the end of the quarter, the Labor Rate and Other Cost Adders will be adjusted retrospectively to reflect the actual number of units manufactured by Trentfab and Standard Labor Hours expended by Trentfab during that quarter.  Within ten (10) business days after the end of each calendar quarter, Trentfab will:

(i)

provide S2C Global Systems, Inc written verification of the actual volumes manufactured by Trentfab during the quarter, including: the number of units manufactured for S2C Global Systems, Inc under the Agreement; the number of units manufactured at the Plant for S2C Licensees; the S2C Global Systems, Inc Standard Hours (as defined in Schedule 1 to Exhibit B); and the Third Party Standard Hours (as defined in Schedule 1 to Exhibit B); and

(ii)

identify to S2C Global Systems, Inc any overpayment or any underpayment resulting from a difference between S2C’s forecasts and actual volumes during the quarter which shall be paid to either party, as appropriate, within thirty (30) days.

9.3

Standard Labor Hours.  When determining the number of hours required to assemble and test each new Product, Trentfab will use a methodology consistent with that used in quoting the Initial Product prices.  This methodology is set forth in Exhibit B.

9.4

Procured Material Cost.  The Procured Material Cost will be based on the cost of materials purchased at  the lowest prices available from its vendors

Upon request, Trentfab will provide S2C Global Systems, Inc the actual cost of specified materials used in its Products.  With advance notice to Trentfab S2C Global Systems, Inc may renegotiate the price of any component or material, and/or delivery or other terms, with suppliers at any time.  Trentfab will pass through to S2C, according to the above schedule, any cost reductions, including any rebates, discounts or other value received by Trentfab in connection with any component purchased for use in S2C’s products or by leveraging S2C’s volumes.  Failure to do so will constitute a material breach and grounds for immediate termination, except for de minimus or accidental errors which are promptly remedied with interest (not to exceed 1% per month on all amounts not remedied within 15 days).

9.5

Tooling and NRE Costs.  Trentfab will quote tooling, NRE, and other one time costs separately, and will not incur any such cost without S2C’s prior written approval.  S2C Global Systems, Inc will pay only those tooling costs and NRE actually incurred by Trentfab, without markup, and will have the option to amortize its payments over a reasonable period of time or number of units to be agreed by the parties.  Trentfab will substantiate all such costs, which will not exceed the initial agreed estimate unless due to changes requested by S2C.

9.6

Product Cost Reviews.

(a)

S2C Global Systems, Inc and Trentfab will agree upon cost reduction goals with stair step costs reductions to be implemented over an agreed upon period of time.  These goals will be set forth in the Product Plan.

(b)

TRENTFAB will meet with S2C Global Systems, Inc every three (3) months during the Term to review the existing Product cost and establish a plan to pursue all reasonable cost reduction opportunities.

9.7

Most Favored Customer Pricing.  Trentfab hereby warrants that at no time will the prices charged S2C Global Systems, Inc for any Product under this Agreement exceed the prices offered other customers on similar terms and conditions.

9.8

Taxes.  The prices set forth in the Price Schedules are exclusive of Provincial or local sales, use, excise or similar taxes, which, if applicable, will be paid by S2C.

9.9

Reports.  Trentfab will provide S2C Global Systems, Inc monthly reports within ten (10) business days after the end of each month, and quarterly reports within ten (10) business days after the end of each of calendar quarter showing:

(i)

the number of Standard Labor Hours actually expended at the Plant for third parties during such month or quarter

10.

FORECASTS, ORDERS & ADJUSTMENTS

10.1

Forecasts.  S2C Global Systems, Inc will provide Trentfab, every calendar month during the Term, a forecast covering the term beginning with the month in which such forecast is provided.  Such forecast will specify the number of units of the Products which S2C Global Systems, Inc anticipates purchasing during the term.  Such forecasts will be non-binding and will not be regarded as a commitment to purchase by either party.

10.2

Purchase Orders.  S2C Global Systems, Inc will order Products by issuing monthly Purchase Orders to Trentfab on a rolling one month basis, in writing or by electronic means, in accordance with the applicable Lead Time(s).  To be effective, all Purchase Orders must reference this Agreement and contain the following terms, summary of initial P.O. attached as Exhibit _________.

(a)

description of the Products to be purchased, including S2C’s part number;

(b)

quantity to be purchased;

(c)

delivery instructions, including routing, delivery schedule and destination; and

(d)

confirmation of price.

Trentfab will accept S2C Global Systems, Inc Purchase Orders within five (5) working days after it receives them.  Failure to deliver an acknowledgment to S2C Global Systems, Inc within such five (5) day period will be deemed acceptance.  Only terms (a) - (d), above, and the terms of this Agreement will apply to orders for Products, even if S2C’s Purchase Order and/or Trentfab's acknowledgment form contains other terms and conditions.  In the case of conflict between this Agreement and any Purchase Order, the terms of this Agreement will prevail.  Any remedies at law or equity not specifically disclaimed or modified by this Agreement remain available to both parties.

10.3

Authorized Purchasing Locations.  Trentfab agrees to accept and act upon only those Purchase Orders received from the following authorized purchasing locations:

S2C Global Systems, Inc.

1650-1188 West Georgia

Vancouver, BC V7V 1E8

The above list of authorized purchasing locations may be revised by S2C Global Systems, Inc from time to time by written notice to Trentfab.

10.4

Order Adjustments.

Contingent on availability of materials and labor, Trentfab will supply increased units on the originally scheduled Delivery date.

If S2C Global Systems, Inc reschedules the Delivery date under a particular Purchase Order more than sixty (60) days after the original Delivery date, S2C will pay Trentfab an inventory carrying charge equal to 1% of the actual cost of affected inventory held by Trentfab on the last day of each month thereafter, provided that Trentfab will use every effort to mitigate such carrying charges to S2C Global Systems, Inc by, without limitation, canceling or delaying orders, returning components and utilizing components in other products currently produced by Trentfab at any of its sites.

S2C Global Systems, Inc will be responsible for:

(i)

any overtime charges required to meet S2C’s needs where S2C Global Systems, Inc requires greater flexibility than is permitted above; and

(ii)

any vendor premiums required to meet S2C’s flexibility needs, provided that such premiums are incurred due to circumstances beyond Trentfab's control; provided that Trentfab will use every effort to minimize such charges or premiums and will advise S2C Global Systems, Inc of any such charges or premiums in advance so that S2C Global Systems, Inc may choose whether to incur the additional cost in order to achieve the desired flexibility.

10.5

Configuration Changes.  Subject to availability of materials, S2C Global Systems, Inc may change the configuration of quantities under a particular Purchase Order at any time without penalty; provided that Trentfab may adjust the cost of   such quantities pursuant to the terms of Section 9, above.

10.6

Cancellation of Purchase Orders. S2C Global Systems, Inc may cancel any Purchase Order(s), in whole or in part, on thirty (30) days notice to Trentfab provided that S2C Global Systems, Inc will reimburse Trentfab for costs actually and reasonably incurred by Trentfab, including the actual cost of materials and components for the ordered quantity and material adders therefore (as set forth in Exhibit B "Other Cost Adders"), as the result of such cancellation, but not profit or opportunity cost.  Both parties will undertake reasonable measures to mitigate the costs of termination.

10.7

Lead Time Reduction Program.  Trentfab and S2C Global Systems, Inc will meet periodically to discuss options to effect reductions in Lead Times to allow improved flexibility in ordering and delivery.  The agenda for each meeting will include identification of such options, schedules for determination of associated cost and schedules for implementation.

11.

DELIVERY, TITLE, CARRIER & RISK OF LOSS

11.1

Delivery.  Trentfab will Deliver the total number of units ordered in a particular Purchase Order to the Delivery Point on or before the date specified in such Purchase Order, subject to the provisions of Section 10.4 above.

11.2

Carrier; Risk of Loss.  Trentfab will use S2C’s Preferred Carrier(s) for Delivery, provided that if S2C Global Systems, Inc does not designate a preferred carrier, Trentfab may select a common carrier at its discretion.  All shipments will be FOB point of shipment, with title and risk of loss or damage passing to S2C Global Systems, Inc upon Delivery to the Delivery Point.

11.3

Failure to Meet Delivery Date.

In addition, and without prejudice to any other rights or remedies available to S2C Global Systems, Inc under law or otherwise:

(a)

If a Delivery is or will be late by one or more days, provided late delivery was not caused by S2C, Trentfab will pay the incremental cost associated with fast freighting the order to S2C.

(b)

If Trentfab fails to Deliver all or part of any order within five (5) days after the Delivery date specified in the Purchase Order, S2C Global Systems, Inc may, without prejudice to any other rights or remedies available to S2C Global Systems, Inc under law or otherwise, terminate the late portion of the Purchase Order without cancellation charges.  With respect to the portion of a Purchase Order not terminated, if any, the unit price will not change and Trentfab will otherwise continue performance under this Agreement.

(c)

If Trentfab fails to deliver all or part of an order within thirty (30) days after the Delivery date specified in the Purchase Order, S2C Global Systems, Inc may, without prejudice to any other rights or remedies available to S2C Global Systems, Inc under law or otherwise, terminate the Purchase Order without cancellation charges and purchase substitute products from another source; provided that, prior to such cancellation, S2C Global Systems, Inc will provide Trentfab the opportunity to manufacture and deliver the Product within thirty (30) days from any other Trentfab facility or to subcontract the effort to another source approved by S2C Global Systems, Inc for delivery within such thirty (30) day period.  Trentfab will reimburse S2C Global Systems, Inc for the difference between the price of the products and the price paid by S2C Global Systems, Inc for substituted products.  With respect to the portion of a Purchase Order not terminated, if any, the unit price will not change and Trentfab will otherwise continue performance under this Agreement.

12.

PAYMENTS

S2C Global Systems, Inc will pay Trentfab a deposit of 25% of each Purchase order (the “Deposit”), 25% on delivery and the remainder for quantities of Product Delivered to S2C Global Systems, Inc net thirty (30) days from the date of Trentfab's invoice less the Deposit, provided that the date of the invoice will be no earlier than the Delivery date for such quantities.  S2C’s payment of Trentfab's invoice will not constitute final acceptance of the Product and is subject to adjustments for errors, shortages and defects.  Unless otherwise agreed by the parties, payment will be made by telegraphic transfer to a bank account designated by Trentfab.  Neither party will have the right of offset of set off.  At its option, five (5) working days after written notice to S2C, Trentfab may impose a late payment fee of up to one percent (1%) per month on all amounts past due by more than fifteen (15) days.  Both parties agree to work diligently to resolve any discrepancies involving invoices.

13.

SERVICE UNITS, SPARE PARTS & SERVICE DOCUMENTATION

13.1

Purchase of Spare Parts and Service Units.  S2C Global Systems, Inc or its designee may purchase Service Units and Spare Parts during the period beginning at the Product's initial production and ending seven (7) years after Trentfab's last shipment of such Product to S2C Global Systems, Inc(even if after expiration of the Agreement).  Such purchases will be governed by the applicable terms and conditions of this Agreement.  Lead Times for Service Units and Spare Parts during production will be no greater than the then prevailing Lead Time for the Product.  In an emergency, Trentfab will,   contingent on availability of labor and components, Deliver Service Units and Spare Parts for Products in production within three (3) days; provided that Trentfab will advise S2C Global Systems, Inc of any cost, schedule or other impact of such short lead time in advance of Delivery and will not Deliver such Service Units or Spare Parts unless S2C Global Systems, Inc approves such impact in writing.  S2C Global Systems, Inc acknowledges that after production, Lead Times for such Service Units and Spare Parts may increase, though they will at all times during such period be reasonable given the availability of materials and labor.

13.2

Allocation of Components.  If Trentfab does not have sufficient inventory of Procured Materials to satisfy S2C’s Purchase Orders for Service Units and Spare Parts and open Purchase Order for Products, S2C Global Systems, Inc may divert components allocated for production of Products and Service Units to Spare Parts production.   The extent such diversion of components causes additional actual labor cost to Trentfab and/or scheduled delivery delays, such impacts will be equitably negotiated between the parties.

13.3

Tear-Down of Completed Product.  If after a reasonable attempt to re-allocate components pursuant to Section 13.2 above, S2C Global Systems, Inc is required to tear down completed Product or Service Units to obtain Spare Parts to repair units in the field, Trentfab will accept return of the incomplete Products or Service Units, freight collect, to Trentfab's designated repair facilities, promptly repair the units and return the units to S2C Global Systems, Inc freight prepaid.  S2C Global Systems, Inc will be obligated to pay Trentfab the reasonable costs incurred by TRENTFAB in making the repairs, including Trentfab's freight cost and profit as set forth in Exhibit B.

13.4

Packaging.  Unless otherwise agreed by the parties, Service Units will be packaged and will be individually packaged in accordance with S2C’s Packaging  Specification attached as a part of Exhibit A.  Unless otherwise agreed by the parties, all other Spare Parts will be packaged in bulk form with S2C’s Spare Part description, part number, and quantity identification on the outside of a bulk container approved by S2C.  Trentfab will provide one packing slip for each shipment of Service Units and Spare Parts on Purchase Orders submitted by S2C.  This   packing slip will be located on the outside of each shipping box and will list:  (a) S2C’s and Trentfab's part number and the quantity for each Service Unit and Spare Part shipped; and (b) the Purchase Order number.  The Purchase Order number should also appear on the shipping label for each separate carton shipped, and all packages of individual Service Units and Spare Parts in a carton should be clearly indicated and marked with S2C’s part number.

13.5

Service Documentation and Tools.  Trentfab will provide S2C Global Systems, Inc reasonably complete and accurate Service Documentation as specified in the Product Plan to assist S2C Global Systems, Inc or an approved third party in the preparation of materials for servicing, repairing and inspecting the Products.  Trentfab will also provide S2C Global Systems, Inc any Service Software or other tools or fixtures specified by the parties in the Product Plan, provided that S2C Global Systems, Inc may be required to pay for materials and components used in such tools or fixtures at prices set forth in such in such Product Plan.

14.

WARRANTIES

14.1

Pass Through Warranties:  Trentfab will purchase and pass through to S2C Global Systems, Inc material and workmanship warranties on Procured Materials specified by S2C Global Systems, Inc in the Product Plan, including without limitation product liability warranties, so that S2C Global Systems, Inc may, at its option, take warranty claims directly to the vendors of such Procured Materials, rather than make such claims through Trentfab.  If such action by S2C Global Systems, Inc will impact Trentfab's cost or delivery schedule, such cost or schedule will be equitably adjusted.   Trentfab will also establish a process permitting S2C Global Systems, Inc to purchase components and materials and procure out-of-warranty repairs directly from such vendors.  Such vendors will keep Trentfab apprised of S2C’s returns and business requirements.  S2C’s direct relationship with any such vendor will not release Trentfab from any of its obligations under this Agreement.

14.2

Epidemic Failure Warranty.  If a Product demonstrates an Epidemic Failure within one (1) years of the date of manufacture, Trentfab will promptly repair the affected Product or Service Unit, replace it with a functionally equivalent product or service unit.  Trentfab will also

(i)

pay freight in and out; and

(ii)

reimburse S2C Global Systems, Inc for reasonable direct costs associated with the Epidemic Failure, including without limitation labor costs associated with diagnostics, removal of Service Units and repair or replacement by S2C Global Systems, Inc or S2C’s service provider.

The Formula for determining when an Epidemic Failure is set forth in the Product Plan for each Product attached to Exhibit A.

S2C Global Systems, Inc will notify Trentfab whenever an Epidemic Failure is identified or suspected and work with Trentfab to develop a recovery plan, which may include a preventative action plan if appropriate under the circumstances.  The recovery plan actually implemented by S2C Global Systems, Inc is in   S2C’s sole discretion; provided, however that

(i)

S2C Global Systems, Inc and Trentfab will work together to minimize costs associated with S2C’s recovery plan as much as possible without compromising S2C’s ability to aggressively respond to its customer's needs; and

(ii)

Trentfab will

reimburse S2C Global Systems, Inc only for reasonable direct costs incurred by S2C Global Systems, Inc in implementing that portion of the recovery plan associated with the Epidemic Failure.   Trentfab shall not be responsible for Epidemic Failures caused by S2C’s specifications, instructions, drawings, or designs.

14.3

Product Warranty.

Trentfab represents and warrants to S2C Global Systems, Inc that each Product S2C Global Systems, Inc purchases will be a "Warranted Product" will be free from defects in workmanship and materials for twelve (12) months from the date Trentfab shipped such Product to S2C.  The Product Warranty will not apply to any Warranted Product that has been abused, damaged, altered or misused by someone other than Trentfab or that is defective as a result of causes external to the Product and not caused by Trentfab or caused by S2C Global Systems, Inc supplied materials.  A Warranted Product will be considered to be free from defects in workmanship if it was manufactured in accordance with Trentfab's manufacturing workmanship standards and conforms to the Specifications and Quality Requirements for such Warranted Product.

14.4

Repair Under Product Warranty.  If Trentfab breaches the Product Warranty, S2C Global Systems, Inc may return the defective subassembly/field replaceable unit to Trentfab for prompt repair or for replacement with a functionally equivalent subassembly or field replacement unit, at Trentfab's option.  Trentfab will issue a return authorization to S2C Global Systems, Inc within two (2) days after receipt of S2C’s warranty claim.  S2C Global Systems, Inc will return such Product, freight prepaid, to the factory or service center designated by Trentfab in its return authorization.  Trentfab will promptly repair or replace such units at Trentfab's expense and deliver the repaired or replaced units to S2C Global Systems, Inc FOB destination, freight prepaid by Trentfab.  Repaired or replaced Product will carry the same Product Warranty for the balance of the original warranty period.  If Trentfab is unable to repair or replace a unit within forty five (45) days of receipt, Trentfab will refund to S2C Global Systems, Inc the purchase price for that unit unless S2C Global Systems, Inc has approved a repair or replacement after such forty five (45) day period.  Trentfab may sell any units repaired after such forty five (45) day period to S2C Global Systems, Inc to fulfill S2C’s P.O.'s for Service Units or Spare Parts.

14.5

Tracking Product and Epidemic Failure Warranties.  Trentfab will (i) develop and maintain a system for tracking the date each unit of each Product was manufactured and shipped to S2C Global Systems, Inc so that the parties may identify Product covered by the Product Warranty and the Epidemic Failure Warranty; and (ii) make such information available to S2C Global Systems, Inc upon S2C’s request.  Trentfab's tracking system will be subject to S2C’s approval and will be maintained at least one-hundred and twenty (120) days after termination or expiration of this Agreement.

14.6

Regulatory Compliance.  Trentfab will comply with all applicable laws and regulations in performing its services under this Agreement.

14.7

Notice of Non Compliance.  If Trentfab discovers or suspects that any S2C Global Systems, Inc Product fails to comply with any applicable consumer product or electrical safety rule or contains a defect that could create a substantial product or electrical hazard, Trentfab will notify S2C Global Systems, Inc immediately and supply S2C Global Systems, Inc with information concerning the nature and extent of the defect involved and the nature and severity of injuries or potential injuries related to the particular Product.  Trentfab will notify S2C Global Systems, Inc immediately of any claim made or proceeding commenced against it arising out of its activities under this Agreement.

14.8

Limitation of Warranty.

(a)

All claims for breach of Product Warranty or Epidemic Failure Warranty must be received by Trentfab no later than thirty (30) days after the expiration of the warranty period;

(b)

THE WARRANTIES IN THIS SECTION ARE THE ONLY WARRANTIES GIVEN BY TRENTFAB.  TRENTFAB MAKES, AND S2C GLOBAL SYSTEMS, INC RECEIVES, NO OTHER WARRANTY EITHER EXPRESS OR IMPLIED.  ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

(c)               UNLESS EXPRESSLY AGREED TO BY TRENTFAB IN WRITING, TRENTFAB MAKES NO WARRANTY THAT A PRODUCT WILL (I) MEET ANY SPECIFICATION NOT MAKE KNOWN TO TRENTFAB, OR (II) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY OR ANY OTHER PERSON OR ENTITY.  COMPANY ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR FOR MEETING ANY SPECIFICATIONS BEYOND THOSE INCLUDED IN S2C’S  SPECIFICATIONS.

14.9

No Waiver.  S2C’s approval or acceptance of any Products which do not meet the Specifications will not relieve Trentfab of its warranty obligations under this Section 14.

14.10

S2C Global Systems, Inc warrants the accuracy and completeness of the drawings, specifications and documentation provided to Trentfab for the manufacture of components and products.

15.

INDEMNIFICATION

15.1

Indemnity by Trentfab.  Trentfab will, at Trentfab’s expense, indemnify, hold harmless and, at S2C’s request, defend S2C Global Systems, Inc any of its subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with a third party claim that:

(i)

      a Product caused injury or damage to a person or property; or

(ii)

 that a Product, material or component provided or procured by Trentfab, or Trentfab's manufacturing process infringes any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any third party; provided, however, that Trentfab will have no liability under this Section 15.1 to the extent such infringement is attributable to the incorporation of designs or materials provided by S2C Global Systems, Inc into the Product.

15.2

Indemnity by S2C.  S2C Global Systems, Inc will, at S2C’s expense, indemnify, hold harmless and, at Trentfab's request, defend Trentfab any of its subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with a third party claim that a Product infringes any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any third party to the extent that such claim is attributable to Trentfab's incorporation of designs or materials provided by S2C Global Systems, Inc into the Product.

15.3

Legal Compliance.  Each party will defend, indemnify, and hold the other party harmless from any loss, cost, or expense directly resulting from the first party's violation of any law, rule, regulation or ordinance of Canada, any Province, or any other governmental agency in the performance of this Agreement.

15.4

Conditions.  A party's obligation to indemnify the other under this Section 15 is conditioned upon and subject to:

(a)

the indemnified party giving the indemnifying party reasonably prompt notice in writing of any such suit and permits the indemnifying party through counsel of its choice, to answer the charge of infringement and defend such claim or suit;

(b)

 the indemnified party provides the indemnifying party information, assistance and authority, at the indemnifying party's expense, to enable such party to defend the suit; and

(c)

 the indemnifying party will not be responsible for any settlement made by indemnified party without its prior written consent.  The indemnifying party agrees not to disclose or publicize the terms of any settlement of a suit against the indemnified party without first obtaining the such party's written permission.

16.

CONFIDENTIALITY

Each party will protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that each such party uses to protect its own like information, but at a minimum, with a reasonable degree of care.  Neither party will use the other's Confidential Information for purposes other than those necessary to perform this Agreement and only employees of the receiving party who have a need to know such Confidential Information will have access thereto.  Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party.

17.

TERMINATION

17.1

Termination for Cause.

(a)

Either party may terminate this Agreement effective immediately upon written notice to the other

(i)

for a material breach by such other party not cured within thirty (30) days after written notice of such breach; or

(ii)

 if the other party admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a portion of the partiesassets.

(b)

S2C Global Systems, Inc may terminate this Agreement effective immediately upon written notice to Trentfab if Trentfab materially breaches its obligation of confidentiality under Section 16.

17.2

Termination Without Cause.  After the Initial Term, but not during such Term, either party may terminate this Agreement without cause by giving the other ninety (90) days advance written notice.

17.3

Effect of Termination For Cause.  Upon termination of this Agreement:

(i)

Trentfab will, to the extent and at times specified by S2C, stop all work on outstanding Purchase Orders, incur no further direct costs, and protect all property in which S2C Global Systems, Inc has or may acquire an interest.  S2C Global Systems, Inc will have the option to request that Trentfab complete work in progress pursuant to any Purchase Orders open on the date of termination;

(ii)

S2C Global Systems, Inc will compensate Trentfab for all Product delivered and accepted by S2C; and

(iii)

Trentfab will deliver to S2C Global Systems, Inc and S2C Global Systems, Inc will purchase from Trentfab, at Trentfab's Standard Cost, any usable Unique Components in Trentfab's inventory of the date of termination that were purchased to fulfill firm Purchase Orders or pursuant to a Letter of Authorization from S2C.

(iv)

Each party will return to the other, freight collect, all materials that contain the other's Confidential Information, or if the other party gives written instructions to do so, destroy all such materials and provide the other a written certificate of destruction within thirty (30) days after such destruction;

Notwithstanding any termination of this Agreement, the obligations of the parties under Sections 1 will remain in effect.

17.4

Inventory Indemnification.

17.4.1

Upon expiration of this Agreement or termination of this Agreement for cause by Trentfab or for convenience by S2C Global Systems, Inc after the Initial Term, S2C Global Systems, Inc will be responsible for:

(i)

all work-in-process at receipt of the notice of termination or intent not to renew; and

(ii)

all procured materials purchased to fill a Purchase Order or authorized by S2C Global Systems, Inc in a letter of Authorization to be purchased by Customer which are on hand or on order at receipt of the notice of termination or intent not to renew.  Items (i) and (ii) are referred to as the "Termination Inventory".

17.4.2

Trentfab will make every reasonable effort to use the Termination Inventory on other current customer programs, will cancel all outstanding material orders with vendors, and will attempt to return piece parts to vendors with S2C’s prior approval.  S2C Global Systems, Inc will be responsible for costs, charges and fees actually incurred by Trentfab to cancel or return any portion of the Termination Inventory to vendors and, upon mutual agreement, the cost to modify the procured material for other programs.

17.4.3

With thirty (30) days from termination or cancellation, Trentfab will invoice, and S2C Global Systems, Inc will purchase, the Termination Inventory remaining after vendor cancellations and returns and after other program use, as follows:  (i) for Procured Material Inventory and authorized long lead time components, at Trentfab's standard cost, plus a reasonable handling charge; (ii) for WIP, at a reasonable pro rata percentage of the finished Product purchase price; and (iii) for finished Product, at the purchase price in effect at termination or cancellation.  With S2C’s prior approval, S2C Global Systems, Inc will be responsible for any substantiated negative price differential between the price Trentfab paid for the Procured Material and authorized long lead time components and the price at which Trentfab was able to return and/or utilize the items on other programs.  Trentfab will credit Customer for any positive price differentials.

17.5

Limited License to Manufacture and Distribute.  See Section 7 of the IP License.

18.

LIMITATION OF LIABILITY

EXCEPT PURSUANT TO SECTION 15 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, INCLUDING WITHOUT LIMITATION LOST PROFITS AND OPPORTUNITY DAMAGE TO ASSOCIATED EQUIPMENT, COST OF CAPITAL, FACILITIES, SERVICE, OR REPLACEMENT POWER, DOWNTIME COSTS, OR CLAIMS OF EITHER PARTY'S CUSTOMERS FOR SUCH DAMAGES, WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

19.

PROPERTY FURNISHED BY S2C

S2C Global Systems, Inc will retain title to and beneficial ownership of any tools, dies, molds, jigs, patterns, hobs, computer equipment, electrodes, punches, artwork, screens, tapes, templates, machinery, test equipment, fixtures, gauges, S2C Global Systems, Inc Proprietary Technology, Specifications, drawings or other documents or data furnished, paid for or charged to S2C.  While in Trentfab's possession, Trentfab will hold such property in trust for S2C Global Systems, Inc and maintain and preserve such property for S2C’s benefit for a period of seven (7) years following termination of this Agreement.  Trentfab will clearly mark all of S2C’s property its possession "Property of S2C Global Systems, Inc Computer, Inc." (or substantially similar marking) and will not use such property for any purpose other than to perform the services under this Agreement without S2C’s prior consent.  Trentfab will keep an up to date inventory of all S2C Global Systems, Inc property in its possession and provide a copy to S2C Global Systems, Inc upon S2C’s request.  S2C Global Systems, Inc may, on forty-eight (48) hours prior notice, require that Trentfab return some or all of such property and, if it does so, Trentfab will immediately deliver all such property to S2C Global Systems, Inc or, in S2C’s discretion, permit S2C Global Systems, Inc to take possession of such property wherever it is situated.  If S2C Global Systems, Inc requires that Trentfab return of any S2C-owned property that is required to manufacture and deliver a Product, Trentfab will be relieved of its obligation to supply such Product to S2C.

20.

EXPORT/IMPORT COMPLIANCE

20.1

Export Controlled Commodities, Technical Data and Software.  This Agreement is subject to all laws, regulations, orders or other limitations on the export and re-export of commodities, technical data and software.  The parties hereby agrees that they will not export, re-export, resell or transfer any export controlled commodity, technical data or software

(i)

in violation of such limitations imposed by Canada, the United States or any other appropriate national government authority, or

(ii)

to any country for which an export license or other governmental approval is required at the time of export, without first obtaining all necessary licenses or other approvals.  Trentfab will make records of all export transactions available to S2C Global Systems, Inc upon S2C’s written request in order to permit S2C Global Systems, Inc to confirm Trentfab's compliance with its obligations under this Section.

20.2

Exporter of Record.  Unless the parties agree otherwise in the Product Plan for particular Product(s), S2C Global Systems, Inc will be the Exporter of Record for all such Products manufactured at the Plant and Delivered to S2C Global Systems, Inc or its designee outside of Canada.  The Exporter of Record will be responsible for obtaining necessary export licenses and other government approvals required for export, and for preparing export documentation such as commercial invoices, shipper's export declarations, and international waybills.  Each party agrees to comply fully with the export control laws of the Canada and with the Canada Export Administration Regulations and the Canada Arms Export Control Act when acting as the Exporter of Record.

20.3

Certificates of Delivery.  Upon S2C’s request and at Trentfab's expense, Trentfab will provide S2C:

(i)

Certificates of Delivery to S2C Global Systems, Inc for Products imported into Canada by Trentfab and Delivered to S2C Global Systems, Inc in Canada as imported goods; and

(ii)

Certificates of Manufacture and Delivery for Products imported and then further manufactured by Trentfab and Delivered to S2C Global Systems, Inc in Canada as imported goods.  Each Certificate will describe the imported merchandise and reference both S2C’s and Trentfab's Part Numbers.  S2C Global Systems, Inc will use the Certificates only for the purpose of obtaining duty drawbacks.

20.4

Country of Origin Marking.  Trentfab certifies that articles manufactured by Trentfab, or repacked by Trentfab, will conform with the Canada Customs Marking requirements.

20.5

NAFTA.  TRENTFAB agrees to review, upon S2C’s request, North American Free Trade Agreement (NAFTA) eligibility of products or material shipped directly from Trentfab to NAFTA qualifying country (eg:  U.S., Canada or Mexico).  S2C Global Systems, Inc agrees to cooperate in providing information reasonably required by Trentfab to evaluate NAFTA eligibility of Products.  When products are shipped directly from Trentfab's facility to a qualifying NAFTA country, Trentfab will generate the supporting NAFTA certificate of origin for the importer in such qualifying country.  In addition, Trentfab agrees to maintain documentation in support of all NAFTA certificates issued.  When goods are shipped to an S2C Global Systems, Inc facility in the U.S. or Mexico, Trentfab agrees to supply S2C, upon S2C’s request, with a statement of NAFTA qualification and maintain documentation in support of such statement.

21.

GENERAL TERMS

21.1

Force Majeure.  Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or an act that is beyond the reasonable control of either party, provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to continue to so perform or cure. In the event of   such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure, but in no event more than thirty (30) days.

21.2

Relationship of the Parties.  Each of the parties will at all times during the Term act as, and will represent itself to be, an independent contractor. Neither party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party whether express, implied, by appearance or otherwise to bind the other party in any respect whatsoever.

21.3

Personnel:  Trentfab's employees, consultants, contractors and agents will observe the working hours, working rules and holiday schedule of S2C Global Systems, Inc while working on S2C’s premises.  S2C Global Systems, Inc employee, et, consultants, contractors and agents will observe the working hours, working rules and holiday schedule of Trentfab while working on Trentfab's premises.

21.4

Assignment.  The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that, neither party may assign or delegate its obligations specified under this Agreement either in whole or in part, without the prior written consent of the other, which will not be unreasonably withheld.  Any attempted assignment in violation of the provisions of this Section will be void.

21.5

Insurance.  Before beginning the scope of work under this Agreement, Trentfab will deliver to S2C’s Corporate Procurement Department, (1650-1188 West Georgia, Vancouver, BC V6E 4A2) a Certificate of Insurance which shows the coverage specified below, and which provides a thirty (30) day notice period for cancellation or reduction in coverage or limits, and will maintain such insurance throughout the Term:

(a)

Comprehensive General Liability, including Products/Completed Operations and Advertising Injury Liability, with limits not less than $1,000,000 combined single limit per occurrence;

(b)

Umbrella Liability, including Products/Completed Operations with limits not less than $5,000,000 combined single limit per occurrence;

(c)

Automobile Liability with limits not less than $500,000 single limit of liability per occurrence bodily injury and property damage combined;

(d)

Workers Compensation and Employers Liability in compliance with all statutory regulations in the Province where the work is being done.

(e)

Property Insurance covering (i) any S2C Global Systems, Inc property in its possession or control, including but not limited to any equipment, software, tooling or materials, against all loss and damage (at replacement value); and (ii) any S2C Global Systems, Inc product manufactured only by Trentfab against "all risk" including business interruption and extra expense; limit dependent on size of exposure to loss; contingency plan needs to be addressed.

21.6

Trademark Usage.  Trentfab will not, without S2C’s prior written consent, use any S2C Global Systems, Inc trademarks, service marks, trade names, logos or other commercial or product designations, for any purpose, including, but not limited to, use in connection with any Trentfab products, promotions, advertisements or Exhibitions.

21.7

Publicity.  Unless otherwise agreed by the parties in writing, no press releases, conferences, interviews or other public announcements, in whatever form, will be made or given by either party in relation to this Agreement.

21.8

No Third-Party Beneficiaries.  This Agreement is for the sole benefit of S2C Global Systems, Inc and Trentfab and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any person, other than S2C Global Systems, Inc and Trentfab and such assigns, any legal or equitable rights hereunder.

21.9

Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement or portion thereof to be unenforceable, that provision of this Agreement will be enforced to the maximum extent permissible to effect the intent of the parties and the remainder of this Agreement will continue in full force and effect.

21.10

No Waiver.  All rights and remedies conferred under this Agreement or by any other instrument or law will be cumulative and may be exercised singularly or concurrently.  Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future   enforcement of that or any other provision.

21.11

Notices.  All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given when:

(i) delivered personally;

(ii) when sent by confirmed telex or facsimile;

(iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(iv) one (l) day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to addresses set forth below or such other address as may be designated by a given party by giving written notice to the other party pursuant to this Section.

S2c:

TRENTFAB:

Chief Executive Officer,

President, Chief Operating Officer

S2C Global Systems, Inc.

TRENTFAB, Inc.

1650-1188 West Georgia

P.O. Box 698
Vancouver, BC

10 Douglas Drive
Canada, V6E 4A2

Trenton, Ontario

Canada,  K8V 5W6

21.12

Governing Law.  This Agreement will be governed by and construed according to the laws of the Province of Ontario as applied to agreements entered into and to be performed entirely within Ontario between Ontario residents, except for that body of law relating to conflict of laws. Any litigation or other dispute resolution between the parties relating to this Agreement will take place in the Province of Ontario. The parties consent to the personal jurisdiction of and venue in the Province and federal courts within that District.

21.13

Interpretation. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted according to its terms and without any strict construction in favor of or against either party. The headings and captions are included for reference purposes only and do not affect the interpretation of the provisions hereof.

21.14

Equitable Relief.  Because Trentfab will have access to and become acquainted with Confidential Information of S2C, the unauthorized use or disclosure of which would cause irreparable harm and significant injury which would be difficult to ascertain and which would not be compensable by damages alone, both parties agree that, in addition to any other remedy available to S2C Global Systems, Inc at law or in equity, the confidentiality provisions of this Agreement will be enforceable under the provisions of any Canadian Trade Secrets law, and or Canadian Civil law, as amended.

21.15

Guarantee of Performance.  Trentfab, Inc. and S2C Global Systems, Inc. hereby absolutely and unconditionally guarantee the performance of their respective subsidiaries and affiliates under the terms of this Agreement, including without limitation the payment of all moneys due in a timely manner.  S2C’s and Trentfab, Inc.'s overseas subsidiaries and affiliates shall either reference this Agreement on the face of the Purchase Orders or shall provide written acknowledgment that any Purchase Orders issued by the overseas subsidiary or affiliate shall be governed by this Agreement.

21.16

Complete Agreement.  This Agreement, including all Exhibits, all Addenda thereto and Specifications and Quality Requirements identified therein, and all Purchase Orders issued hereunder, constitutes the entire Agreement between the parties in connection with the subject matter hereof, and terminates and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

S2C GLOBAL SYSTEMS, INC.

TRENTFAB, INC.

BY:  ______________________

BY:  _____________________

NAME:  Roderick C. Bartlett

NAME:  Brian Kinmond

TITLE:   CEO, President

TITLE:  COO, President

Exhibit “A”

S2C GLOBAL SYSTEMS, INC.  PRODUCT PLAN

FOR AQUADUCT VENDING UNIT

1.

Pre-production deliverables, prior to manufacturing commencement Trentfab will have delivered and S2C will have approved in writing the following:

a.

 Field Unit #1: The Aquaduct Vending Unit completed, operating and delivered to the IGA in Verona, Ontario;

b.

Field Unit #2: The Aquaduct Vending Unit completed to an identical standard or better as Field Unit #1 and delivered to a location specified by S2C as per written instructions from S2C;

c.

Completed design and assembly drawings that represent in every regard Field Unit #1 and Field Unit #2, and without limiting the foregoing include dimensions, specifications, tolerances, materials, design, parts, components, quantities, suppliers, sub-assemblies, and assemblies of the Aquaduct Vending Unit; and evidenced as attachment, “Exhibit A-1”

d.

Trentfab Design Changes  The Aquaduct Vending Unit as represented by  Field Units #1and Field Unit #2  may require certain changes as recommended by Trentfab to simplify the ongoing manufacturing process and reduce the cost of production. Each design change will be made known in the form of a complete design and assembly drawing that without limiting the foregoing include dimensions, specifications, tolerances, materials, design, parts, components, quantities, suppliers, sub-assemblies, and assemblies as they relate to the existing Aquaduct Vending Unit documented in 1.(c); each recommended change will include:

i.

 a list of parts and materials being replaced with a list of new parts and materials,

ii.

an estimate of the Standard Labor hours that will be effected,

iii.

a costing of the changes and estimate of savings if any, and

iv.

any additional Vendors not already approved by S2C.

2.

Product, the product (the Aquaduct Vending Unit) to be manufactured will be the same in every way as the field units as evidenced in items 1. a, b, c and exemplified herein as Exhibit A-1. The Product will also include S2C accepted and approved design changes except where S2C has accepted design changes as per 1.d or amends the design with an ECO.

3.

Delivery Point, each unit will be FOB Trentfab;

4.

Epidemic Failure Rate, “0”

5.

IP License, attached as Schedule A-1, IP License

6.

Lead Time, 30 days

7.

Long Lead Time Components, nil

8.

Material & Workmanship Warranties, all procured material and workmanship

9.

Packaging and Printed Materials, S2C will supply decals and contract outside installer;

10.

Price Schedule Per Unit

a.

NRE and Tooling costs, if any;

$                          0.00

b.

Direct Labor Cost; and

$______________.__

c.

Actual cost of Procured Material (i.e. the actual

$______________.__

price quoted by the vendor for each component,

including any related rebates or discounts or

leveraged volumes) by line item;

d.

Other Cost Adders;

$______________.__

e.

Packaging costs;                                                                       $                          0.00

f.

Product Warranty cost, if any; and                                            $______________.__

g.

Trentfab's profit.                                                                       $______________.__

h.

TOTAL COST PER UNIT                                                    $______________.__

11.

Product Warranty Pricing, $_________.00

12.

Projected Volume, 8 units

13.

Quality Requirements,

a.

Visual, all material finishes will be equal or better to Field Unit #1 ;

b.

Mechanical, the units produced by Trentfab will mechanically equal or better to Field Unit #1

14.

Product Specification,

a.

Schematic, block, and component layout diagrams, and drawings with reference designators where appropriate; Exhibit A-1

b.

Complete bill of materials, with reference designators to the schematics and vendor part numbers, of all levels within the Product,  Exhibit A-1 sub (a)

c.

Test and inspection procedures and assembly and disassembly instructions, trouble-shooting procedures, alignment and calibration procedures and safety procedures; and Exhibit A-1 sub (b)

d.

Specifications (data sheets) for commercially available components with sources of supply, cross-referenced to the schematics and vendor part number. Exhibit A-1 sub (c)

15.

Regulatory Approvals, CSA and UL certifications as required to meet electrical standards for outside vending equipment;

16.

Return Merchandise Authorization (RMA) Procedure, in order to obtain an RMA S2C must demonstrate that the unit is under warranty and that field repairs cannot be executed in a timely fashion;

17.

Service Documentation, Trentfab will provide written materials in enough detail  for any third party approved by S2C to be able to readily service, repair and inspect the Product in a knowledgeable manner in keeping with good service and maintenance practices;

18.

Service Units, none required

19.

Spare Parts, as required on demand

Exhibit “B”

Applicable Labor Hours: the number man hours required to manufacture, assemble and test a working unit as spelled out under Standard S2C Global Systems, Inc Hours.

Schedule 1:

Aquaduct Vending Unit Labor Rate

$______.___

Standard S2C Global Systems, Inc Hours

_____________

Standard Third Party Hours

_____________

Pricing Formula.

Total Parts and Materials

      $_____________.00

Applicable Labor Hours ____________ X Aquaduct Vending Unit Labor Rate$_______.___= $_____________.00

Warranty Cost

      $_____________.00

Total Parts, Materials, Labor & Warranty

      $_____________.00

Trentfab’s profit

      $_____________.__

TOTAL PRICE PER UNIT

      $____________.___

Schedule 2:

Other Cost Adders

Percentage markup Procured Material Cost

________%

Percentage markup Direct Labor Costs

    _______%

Exhibit “C”

SUPPLIER QUALITY REQUIREMENTS

Trentfab will manufacture and supply the Aquaduct Vending Units to a quality standard equal to or better than that existing and evidenced in Field Unit #1.

Exhibit “D”

OPERATIONAL CONTACTS

1.

TRENTFAB:

____________________________________

2.

S2C GLOBAL:

Chris Haugen 604.629.2461